Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Second Quarter 2007
Financial and Corporate Results
AUSTIN, TX, August 6, 2007 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its financial results for the second quarter ended June 30, 2007. Additional operational and financial details will be reported in the Company’s quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission. The Company reports that financial and operational results are consistent with its expectations.
During the quarter, Introgen used cash, cash equivalents and short-term investments of $6.3 million to conduct its ongoing operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $47.6 million at June 30, 2007.
Revenue was $82,000 for the quarter ended June 30, 2007, compared to revenue of $98,000 for the quarter ended June 30, 2006. Operating expense was $8.3 million for the quarter ended June 30, 2007, compared to $8.2 million for the quarter ended June 30, 2006. These operating expenses include $1.5 million and $1.6 million for the quarters ended June 30, 2007 and June 30, 2006, respectively, of expense related to share-based compensation.
Introgen reported a net loss of $7.7 million, or $0.18 per share, for the quarter ended June 30, 2007. These results compare to a net loss of $7.7 million, or $0.21 per share, for the quarter ended June 30, 2006.
Introgen reported a net loss of $13.4 million, or $0.31 per share, for the six months ended June 30, 2007. These results compare to a net loss of $15.9 million, or $0.43 per share, for the six months ended June 30, 2006. Revenue was $404,000 for the six months ended June 30, 2007, compared to revenue of $323,000 for the six months ended June 30, 2006. Operating expense was $14.7 million for the six months ended June 30, 2007 and $17.0 million for the six months ended June 30, 2006, which includes $2.8 million and $3.8 million, respectively, of expense related to share-based compensation.
“We made tremendous progress in the second quarter in our efforts to move our lead product ADVEXIN® closer to market for head and neck cancer and the inherited cancer, Li-Fraumeni Syndrome,” said David G. Nance, chief executive officer. “We are on track to complete ADVEXIN Phase 3 data analyses and to complete U.S. and European regulatory submissions by the fourth quarter of 2007. In addition, we want to emphasize that ADVEXIN and our other ongoing clinical programs are not affected by the FDA’s clinical hold of another company’s Phase 1/2 trial using recombinant adeno-associated virus to deliver tumor-necrosis factor receptor. None of Introgen’s product candidates or technologies utilizes recombinant adeno-associated virus or tumor necrosis factor receptor. Introgen has conducted over 30 clinical trials involving approximately 700 patients and none of our trials have ever been halted or placed clinical on hold by the FDA or any other regulatory authority.”

Second Quarter 2007 Highlights
•	Presented updated Phase 2 data demonstrating statistically significant correlation between abnormal p53 biomarker and efficacy — tumor response and increased survival- following ADVEXIN treatment in patients with recurrent squamous cell carcinoma of the head and neck.

•	Compiled data from other ADVEXIN clinical trials in lung cancer, prostate cancer, Li-Fraumeni Syndrome cancer demonstrating statistically significant correlation with the abnormal p53 biomarker and tumor response after treatment with ADVEXIN. Details of these analyses will be reported in future medical conferences and included in our regulatory submissions.

•	Completed Phase 2 data submission to the FDA as part of ADVEXIN Biologics Licensing Application process for recurrent head and neck cancer.

•	Initiated analyses of randomized Phase 3 trial comparing ADVEXIN therapy to methotrexate for the treatment of recurrent head and neck cancer. The efficacy evaluation of the Phase 3 study will incorporate the biomarker analyses identified in Phase 2 clinical trials of ADVEXIN therapy of recurrent head and neck cancer. Prior to the initiation of Phase 3 analyses, with the FDA’s consent, the Company amended the ADVEXIN Investigational New Drug Application and Statistical Analysis Plan to include analyses of patient populations identified by the abnormal p53 biomarker. These prospective analyses and evaluations will be included in the ADVEXIN U.S. and international regulatory submissions.
Conference Call Details
The call will be held today Monday, August 6, 2007, at 4:30 p.m. Eastern Time. The call will be available via Introgen’s Web site at www.introgen.com. The call also may be accessed by dialing 1-877-616-4476 or 1-706-679-7372, conference ID number 12236397. For those unable to listen to the broadcast live, the call will be archived for replay on Introgen’s website.
About ADVEXIN
ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. Introgen believes that ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. In addition, ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple phase 1, 2 and 3 clinical trials conducted worldwide. Introgen’s first clinical trial was initiated in 1995 and approximately 30 clinical trials have been conducted to date in more than ten different oncology indications. Neither ADVEXIN nor any of Introgen’s other adenovirus products have ever been put on clinical hold by FDA or other regulators due to safety concerns or for any other reason.
About Introgen Therapeutics
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets abnormal p53, a fundamental cancer defect present in over 50 percent of all tumors. Introgen is analyzing its phase 3 clinical trial for recurrent head and neck cancer using ADVEXIN as a monotherapy. The Company plans to complete regulatory filings in both the United States and in Europe by the end of 2007. For more information about the Company, please visit www.introgen.com.

Forward-Looking Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its research programs and ADVEXIN clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com

Contact:
Introgen Therapeutics, Inc.	WeissComm Partners
C. Channing Burke	Blair Schoeb
(512) 708 9310 Ext. 322	(917) 432-9275
Email: c.burke@introgen.com	blair@weisscommpartners.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	JUNE 30	DECEMBER 31,
	2007	2006
	(Unaudited)
	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	27,870	$41,345

MARKETABLE SECURITIES	19,692	6,957

OTHER CURRENT ASSETS	376	397

PROPERTY AND EQUIPMENT, NET	4,654	5,172

OTHER ASSETS	279	290

TOTAL ASSETS	$52,871	$54,161

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$5,898	$8,742

NOTES PAYABLE, NET OF CURRENT PORTION	7,234	7,448

OTHER LONG TERM LIABILITIES	501	923

TOTAL LIABILITIES	13,633	17,113

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	0	0

TOTAL STOCKHOLDERS’ EQUITY	39,238	37,048

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,871	$54,161

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2007	2006	2007	2006
	(Thousands except per share information.)

CONTRACT SERVICES, GRANT AND OTHER REVENUE	$82	$98	$404	$323

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,763	4,896	7,938	9,942
GENERAL AND ADMINISTRATIVE	3,533	3,273	6,800	7,069

TOTAL OPERATING EXPENSES	8,296	8,169	14,738	17,011

LOSS FROM OPERATIONS	(8,214)	(8,071)	(14,334)	(16,688)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	451	380	968	778

LOSS BEFORE NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	($7,763)	($7,691)	($13,366)	($15,910)

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	14	0	0	0

NET LOSS	(7,749)	(7,691)	(13,366)	(15,910)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.18)	($0.21)	($0.31)	($0.43)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	43,801	37,214	43,728	37,197